                                                                    Exhibit 3.27

                             OPERATING AGREEMENT OF
                              IOC HOLDINGS, L.L.C.

          THIS OPERATING AGREEMENT (this "Agreement"), effective as of the 30 day of January, 2001, is entered into by and among IOC HOLDINGS, L.L.C., a Louisiana limited liability company (the "Company"), and Isle of Capri Casinos, Inc., a Delaware corporation, the Company's sole member on the date hereof (Isle of Capri Casinos, Inc., together with those individuals and entities admitted as members from time to time subsequent to the date hereof in accordance with the terms herein, shall collectively be referred to herein as "Members"). The Company and the Members hereby recite and agree as follows:

                                  1. Formation

          The Company and the Members hereby establish the terms of the operation of the Company, a Louisiana limited liability company, pursuant to Title 12, Chapter 22 of the Louisiana Revised Statutes, the Louisiana Limited Liability Company law (the "LaLLCL"). They unconditionally ratify, confirm and adopt the Articles of Organization (the "Articles") and the Initial Report of the Company executed on October 20, 1999 by James A. Stuckey, as organizer (the "Organizer"), in full.

                         2. Principal Place of Business

          The registered office in Louisiana is located at One Canal Place, Suite 2000, 365 Canal Street, New Orleans, Louisiana 70130-6534 and the principal business office of the Company (the "Principal Business Office") shall be located at 711 Washington Loop, Biloxi, Mississippi 39530, or at such other location as may be designated by the Members from time to time.

                             3. Release of Organizer

          With their adoption of the Articles and the Initial Report, the Members hereby unconditionally ratify, confirm and adopt all actions of the Organizer to date. They further relieve the Organizer of any further duties or obligations to the Company as of the date of this Agreement and agree that the Company shall, and hereby does, fully release, indemnify and hold the Organizer harmless from and against any loss, claim or other liability the Organizer may incur at any time as a result of the Organizer's service to the Company.

                    4. Accounting and Reports for the Company

          (a) Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Managers or Directors from time to time, and if not so selected, the books and records shall be maintained in accordance with generally accepted accounting principles consistently applied. The books and records of the Company shall reflect all the

Company's transactions and shall be appropriate and adequate for the Company's business. The accounting year of the Company for financial reporting and for federal income tax purposes shall be consistent with that of the Members.

          (b) Access to Accounting Records. All books, records, files, securities and other documents or information maintained by the Company shall be maintained at the Principal Business Office or at any other office of the Company agreed to by the Managers or Directors, and each Member, as well as its duly authorized representative, shall have access to all books and records at the offices of the Company and the right to inspect and copy them at reasonable times and upon reasonable notice. Notwithstanding the foregoing, each Member shall have the inspection rights granted by, and the Company shall maintain at its registered office the records listed in, Section 1319 of the LaLLCL.

          (c) Outside Consultants. The Company may obtain the services of outside accountants, attorneys and other consultants.

          (d) Reports. The Company shall use its best efforts to send the following information to each person who was a Member at any time during the year then ended:

          (1) Such tax information regarding all items attributable to the Company as shall be necessary for inclusion in federal income tax returns by the Members.

          (2) The balance sheet of the Company as of the end of such year and statements of operations and changes in Members' capital contributions, prepared in accordance with the accounting method selected. The information shall also set forth distributions to the Members for the period covered thereby and the amount of any distributions released from reserves established in prior periods.

                  5. Membership Interests and Capital Accounts

          (a) Membership Interests and Organization. Exhibit A to this Agreement states (1) the relative interests of each Member (the "Membership Interests") in the Company, and (2) the initial contribution of cash or property of each Member.

          (b) Certificates for Membership Interests. The Membership Interests shall not be represented by any certificate of membership or other evidence of membership other than the Articles and this Agreement.

          (c) Addition to or Withdrawal of Capital Contributions. Additional capital may be contributed to the Company, or capital may be withdrawn, but only as authorized by appropriate administrative actions under this Agreement.

          (d) Capital Accounts. The capital accounts of the Members shall initially be set as determined by the accountants for the Company or by written unanimous consent of the Members, and a Member's capital account shall, from time to time, be:

          (1)  Increased by:

          (A) Any additional capital contributions of the Member as authorized by appropriate administrative actions under this Agreement;

          (B) The Member's share of profits of the Company, determined pursuant to this Agreement, during each fiscal year, whether or not distributed; and

          (C) The agreed fair market value of any property (less liabilities assumed by the Company) contributed by the Member; or

          (2)  Decreased by:

          (A) All distributions, whether of the capital or income, to or for the account of the Member (other than payments received by the Member in repayment of any loan);

          (B) The Member's share of losses of the Company determined during each fiscal year pursuant to this Agreement; and

          (C) The agreed fair market value of any property (less liabilities assumed by the Member) distributed by the Company to the Member.

The foregoing provisions are intended to comply with the provisions contained in Treasury Regulations 1.704-1(b)(2)(iv) under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and capital accounts shall be maintained in accordance with these provisions.

                          6. Administrative Provisions

          (a) Managers or Directors. All powers shall be vested in, and the business and affairs of the Company shall be managed by either a Board of Managers or a Board of Directors consisting of one or more Managers or Directors selected by the Members as provided herein. The initial Manager shall be Gregory
D. Guida, who shall serve as the Manager of the Company until a successor or successors shall have been duly elected and qualified. At each annual meeting, the Members shall determine the number of Managers or Directors. The number of Managers or Directors may be increased by the Members or may be decreased by the Members, or in the event of any vacancy or vacancies, by the Managers or Directors to eliminate such vacancies. Any decrease in the number of Managers or Directors by the Members shall have the effect of terminating the term of office of all Managers or Directors unless the effect of such decrease is merely to eliminate a vacancy or vacancies. If such decrease terminating the term of office of all Managers or Directors is effected at a meeting of Members, the new Managers or Directors shall be elected at such meeting. Each Manager or Director shall hold office until the annual meeting held next after his election and until his successor shall have been elected and qualified, until he shall resign or until he shall have been removed by the Members, with or without cause, at the Members' discretion.

          (b) Vacancies. If a vacancy on the Board of Managers or Board of Directors occurs by reason of death, resignation, removal or otherwise or if a newly created Managership or Directorship results from an increase in the number of Managers or Directors, such vacancy may be filled for the unexpired term by a majority vote of the Managers or Directors then in office or by the sole remaining Manager or Director, although less than a quorum exists. Each person so elected shall be a Manager or Director until his successor is elected by the Members, who may make such election at their next annual meeting or any special meeting duly called for that purpose.

          (c) Meetings of Managers or Directors. Regular meetings of the Managers or Directors shall be held at such time and place as may from time to time be determined by the Managers or Directors. No notice need be given of any regular meeting. Special meetings of the Managers or Directors may be held at such time and place as may be designated in the notice or the waiver of notice of the meeting. Special meetings of the Managers or Directors may be called by the Chairman of the Board, the President, by any two (2) Managers or Directors, or by any one (1) Manager or Director when there are two (2) Managers or Directors or less then serving. Unless notice shall be waived by all Managers or Directors, notice of any special meeting (including a statement of the purposes thereof) shall be given to each Manager at least twenty-four (24) hours in advance of the meeting if oral or two (2) days in advance of the meeting if by mail, telegraph or other written communication. Any Manager or Director may vote at any meeting in person or by proxy. Participation in any meeting of the Managers or Directors may be in person or by telephone. Attendance at a meeting by any Manager or Director, without objection in writing by him, shall constitute his waiver of notice of such meeting. A majority of the total number of Managers or Directors shall constitute a quorum for the transaction of business; provided, however, that if any vacancies exist by reason of death, resignation, removal or otherwise, a majority of the remaining Managers or Directors shall constitute a quorum for the purpose of filling of such vacancies.

          (d) Disclosure to Gaming Regulatory Authorities. Each Manager or Director must agree to provide such background information, including a financial statement, and consent to such background investigation, as may be required by gaming regulatory authorities of any state or other jurisdiction in or subject to which the Company does or proposes to do business, and must agree to respond to questions from such gaming regulatory authorities. If any Manager or Director is unwilling or unable to obtain within a reasonable period of time any necessary approval by gaming regulatory authorities in any such state or other jurisdiction, then such Manager or Director shall, if so requested by a majority of the remaining Managers or Directors, resign as a Manager or Director. If and to the extent required by the gaming regulatory authorities of any state or other jurisdiction in which the Company does or proposes to do business, or of any state or jurisdiction whose laws or regulations are otherwise applicable to the Company, such Manager or Director shall abstain from participating in any action with respect to operations of the Company in such state or jurisdiction pending such background check or approval.

          (e) Officers. The Company shall have officers elected by the Managers or Directors. Appointment of a person as an officer shall not, by virtue of such appointment alone, make such person a Manager under the LaLLCL. Each of the officers shall have all such powers, responsibilities and obligations as are associated by custom or statute with their respective offices under the Louisiana Business Corporation Law or LaLLCL.

          (f) Authorizing Actions. Any action to be taken by the Members or the Managers or Directors under the LaLLCL or this Agreement may be taken (1) at a meeting of the Members or the Managers or Directors, respectively, held on such terms and after notice required by this Agreement, or (2) by unanimous written action of the Members or the Managers or Directors, respectively. No notice need be given of any action proposed to be taken by written action, or an approval given by written action, unless specifically required by the LaLLCL or this Agreement. Copies of all written actions must be kept with the records of the Company.

          (g) Meetings. Meetings of the Members hereunder will be held upon no less than seven (7) and no more than forty-five(45) days prior to written notice delivered in accordance with this Agreement. Any Member may vote at any meeting in person or by proxy. Participation in any meeting of the Members may be in person or by telephone. Notice of any meeting may be waived in writing, either before or after the meeting. The presence of a Member at any meeting shall constitute a waiver of notice and the form thereof, unless a Member's presence at such meeting is solely for the purpose of objecting to the form of notice or the holding of a meeting without proper notice.

          (h) Indemnification. The Company shall, and hereby does, fully release, indemnify and hold any Member, Manager, Director, officer, employee or agent of the Company harmless from and against any loss, claim or other liability the Member, Manager, Director, officer, employee or agent of the Company may incur at any time as a result of the indemnitee's service to the Company, to the fullest extent permitted or required by Section 83 of the Louisiana Business Corporation Law, La. R.S. 12:83, as amended from time to time, and it shall be assumed that the indemnitee shall be governed by such law to the same extent as an officer or director of a Louisiana business corporation. The Company may advance expenses incurred by the indemnitee by appropriate administrative action under this Agreement following the Company's receipt of the indemnitee's agreement to reimburse the Company for the advance in the event of a determination that the indemnitee is not entitled to indemnification by the Company.

          (i) Admission of Additional Members. The Members may admit to the Company additional Members who will participate in the profits, losses, cash available for distributions, and ownership of the assets of the Company only by joint action of the Members.

                               7. Profit or Losses

          The net profits or the net losses(and any separately stated items, including without limitation, depreciation, amortization and tax credits) of the Company shall be allocated to the Members, pro-rata in accordance with their Membership Interests in the Company.

                                8. Distributions

          From time to time, the Managers or Directors may authorize the Company to make distributions to the Members for the purpose of defraying the annual tax liability caused by the Company's profits. The Company may make other distributions to the Members if the Members approve such distributions by joint action. Any distributions shall be made pro-rata to the Members in accordance with their Membership Interests in the Company.

                                 9. Dissolution

          (a) Events Causing Dissolution. The following events (each a "Dissolution Event") shall cause a dissolution of the Company:

          (1) The consent of the Members by joint action.

          (2) The withdrawal, expulsion, bankruptcy or dissolution of a Member, the sale or redemption of a Member's entire Membership Interest, or the occurrence of any other event which terminates the continued membership of a Member in the Company pursuant to the LaLLCL.

          (3) The entry of a judicial decree of dissolution under Section 1335 of the LaLLCL.

          (b) Continuation of the Company. In certain circumstances after a Dissolution Event, the remaining Members may choose to continue the Company and the Company shall continue, uninterrupted by the Dissolution Event, as if the Dissolution Event had not occurred. The remaining Member shall not have this option after the entry of a judicial decree of dissolution. The remaining Member may exercise the option only within 90 days after the Dissolution Event and only if the remaining Member admits at least one additional Member, if the LaLLCL so requires.

          (c) Winding Up the Company. Upon dissolution, the Members shall wind up the Company and liquidate its assets and liabilities according to Sections 1336 through 1341 of the LaLLCL. After the Dissolution Event and until completion of the winding up, the Members may continue to conduct the business of the Company pursuant to the Administrative Provisions of this Agreement. However, the Company shall not conduct any business that is inimical to the winding up of the Company. The Members shall at all times retain the maximum limitation of liability with respect to claims against the Company as is allowed by the LaLLCL. This limitation of liability shall not be diminished by the fact that Members have not formally commenced the winding up of the Company after a Dissolution Event. Any action taken by a Member that has the effect of reducing the limitation of liability available under the LaLLCL shall have no effect, and shall be null and void ab initio unless all Members consent to it.

          (d) Gains or Losses in Winding Up. Any gains or losses on disposition of Company properties in the process of liquidation will be credited or charged to the Members in the proportion of their Membership Interests. Any property distributed in kind in the winding up must be valued and treated as though the property were sold and the cash proceeds were distributed. The difference between the value of the property distributed in kind and its book value will be treated as a gain or loss on the sale of the property and credited or charged to the Members in proportion to their Membership Interests.

                   10. Restrictions on Transfers of Interests

          (a) Transfers Limited. Except as expressly permitted herein, Members shall not sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a "transfer"), any part or all of their Membership Interests.

          (b) Permitted Transfers. Notwithstanding the limitation on transfers stated in this Agreement, a Member may from time to time transfer all or any portion of the Member's Membership Interest, if the transfer (1) would not result in a "termination" under Section 708 of the Internal Revenue Code, (2) would not leave the Company with fewer than two Members, if the LaLLCL so requires, and (3) is to any of the following (collectively, "Permitted Transferees"):

          (A)  A transferee approved by the other Member,

          (B) One or more of the affiliates of a Member (controlled by or under common control with the Member) at the time of the transfer, or

          (C) Any other legal entity in which all of the interests are, and will continue to be, owned by the Member or one or more such affiliates.

The approval of a transferee in any one or more instances shall not limit or waive the need for such approval in any other or subsequent instances.

          (c) Transferee. If a transfer occurs by operation of law or contrary to this Agreement's prohibition on certain transfers, and the transferee is not a Permitted Transferee, the transferee shall not have any right to participate in the management of the business and affairs of the

Company or become a Member. For purposes of voting, the Membership Interest of the transferring Member shall not be counted in determining whether votes of the Members constitute joint actions. A transferee shall only be entitled to receive the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled. Additionally, the transfer shall not relieve a transferring Member of any liability hereunder.

          (d) Substituted Member. A substituted Member is a person who has been admitted to all the rights of a Member who has transferred or assigned its Membership Interests in the Company as provided for herein. The substituted Member has all the rights and powers and is subject to all the restrictions and liabilities of his assignor.

          (e) Additional Limitations. As a condition to the effectiveness of a transfer to a Permitted Transferee, the Permitted Transferee shall execute a ratification of this Agreement and shall deliver it to the other Members. The other Members may also impose other conditions of transfer and require the execution and delivery of other agreements as they reasonably determine to be necessary to avoid the violation of any federal and state law with respect to the transfer and to evidence the transferee's agreement to be bound by this Agreement.

          (f) Applicability. The foregoing provisions contained in this Section 10 shall only apply if the Company has two or more Members.

                             11. General Provisions

          (a) Choice of Law. The validity of this Agreement is to be determined under, and the provisions of this Agreement are to be construed in accordance with, the laws of the State of Louisiana.

          (b) Binding Effect. This Agreement is to be binding upon, and inure to the benefit of the successors and permitted assigns of the Members.

          (c) Gender and Plurality. Wherever applicable, the pronouns designating the masculine or neuter will equally apply to the feminine, neuter or masculine genders. Furthermore, wherever applicable within this Agreement, the singular will include the plural and vice versa. The term "person" when used herein shall include a natural person and all forms of entities, including, without limitation, a corporation, trust, association, partnership, limited partnership, partnership in commendam, limited liability company or limited liability partnership.

          (d) Notices. All notices, demands, and other writings required herein, or delivered in connection herewith, maybe either delivered in person or by private courier (which shall be effective upon delivery), by facsimile or similar communication (which shall be effective upon confirmation of delivery on the sender's facsimile machine or other communication device), or by prepaid registered or certified mail (which shall be effective five business days after being so mailed) to the address for notice set forth as follows:

      Isle of Capri Casinos, Inc.         IOC Holdings, L.L.C.
      711 Washington Loop                 1641 Popps Ferry Road, Suite B1
      Biloxi, Mississippi 39530           Biloxi, Mississippi 39532
      Attention: Mr. Gregory D. Guida     Attention: Mr. Gregory D. Guida
      Facsimile No.: (228) 396-2634       Facsimile No.: (228) 396-2634

This address shall continue to constitute the appropriate address for notices under this Agreement until the receiving Member notifies each other Member in writing of a change.

          (e) Captions. Article, section and paragraph captions and head notes are for reference purposes only and will not be considered to affect context.

          (f) Severability. If any part of this Agreement is found by a court of competent jurisdiction to be void, against public policy or otherwise unenforceable, the part shall be reformed by the court to the extent necessary to make such provision enforceable. If the entire provision is deemed unenforceable by the court, the provision shall be deleted. In either event, this Agreement and each of the remaining provisions of it, as so amended, shall remain in full force and effect.

          (g) Integration. Both this Agreement and the Articles embody the entire agreement and understanding among the Members and supersede all prior agreements and understandings, if any, among and between Members relating to the subject matter hereof.

          (h) Counterparts. This Agreement may be executed in several counterparts and that all counterparts so executed are to constitute one agreement binding all Members, notwithstanding the fact that all Members are not signatories to the original or to the same counterpart. Any party hereto may execute this Agreement by facsimile signature or similar form of communication, and such signature shall be legal and valid for all purposes. Each party so executing this Agreement shall promptly sign an original hereof and deliver the originally signed document to the other Member.

                [remainder of this page intentionally left blank]

          THUS DONE AND PASSED, on the date stated below, before me, the undersigned Notary Public, duly commissioned and qualified in and for the parish or county and the state of the Notary's jurisdiction as stated below, by the personal appearance of IOC HOLDINGS, L.L.C., appearing through its undersigned Manager, who acknowledged and declared under oath, in the presence of the two undersigned witnesses, that the, Company signed this Agreement as the Company's free act and deed for the purposes stated herein.

                                        IOC HOLDINGS, L.L.C.


/s/ Illegible                           By: /s/ Allan B. Solomon
------------------------------------        ------------------------------------
Witness                                 Name: Allan B. Solomon
                                        Title: Executive Vice President


/s/ Illegible
------------------------------------    ----------------------------------------
Witness

                                        Date 1/30/01


                               /s/ ROSE L. HAYES
                               -------------------
                                  NOTARY PUBLIC

Notary's jurisdiction: State of Florida       ------------------------------------------------
                       County of Palm Beach                        ROSE L. HAYES
                                              [LOGO]         MY COMMISSION # CC 587448
                                                             EXPIRES: December 1, 2001
Term expires: 12/1/01                                 Bonded Thru Notary Public Underwriters
                                              ------------------------------------------------

          THUS DONE AND PASSED, on the date stated below, before me, the undersigned Notary Public, duly commissioned and qualified in and for the parish or county and the state of the Notary's jurisdiction as stated below, by the personal appearance of Is1e of Capri Casinos, Inc., as Member, appearing through its undersigned officer, who acknowledged and declared under oath, in the presence of the two undersigned witnesses, that the Member signed this Agreement as the Member's free act and deed for the purposes stated herein.

                                        ISLE OF CAPRI CASINOS, INC.


/s/ Illegible                           By: /s/ Allan B. Solomon
------------------------------------        ------------------------------------
Witness                                 Name: Allan B. Solomon
                                        Title: Executive Vice President


/s/ Illegible
------------------------------------    ----------------------------------------
Witness

                                        Date 1/30/01


                                  /s/ Illegible
                                  -------------
                                  NOTARY PUBLIC

Notary's jurisdiction: State of Florida       ------------------------------------------------
                       County of Palm Bench                        ROSE L. HAYES
                                              [LOGO]         MY COMMISSION # CC 587449
                                                             EXPIRES: December 1, 2001
Term expires: 12/1/01                                 Bonded Thru Notary Public Underwritters
                                              ------------------------------------------------

                                    EXHIBIT A
                           TO THE OPERATING AGREEMENT
                                       OF
                              IOC HOLDINGS, L.L.C.

                 Initial Membership Interests and Contributions

                                     Initial
                                   Membership
       Member Name                  Interest         Contribution

ISLE OF CAPRI CASINOS, INC.            100%             $1,000